SHARED FACILITIES AND COMMERCIAL UNITS MANAGEMENT AGREEMENT
(Paseo de la Riviera)

This Shared Facilities and Commercial Units Management Agreement (this "Agreement") is executed as of April 21, 2021 between 1350 S Dixie LLC, a Delaware limited liability company, having its principal office at 1340 South Dixie Highway, Suite 612, Coral Gables, FL 33146 (hereinafter referred to as "Owner"), and NR Operations, LLC, a Delaware limited liability company, having its principal office at 445 Lake Street, Suite 100, Wayzata, MN 55391 (hereinafter referred to as "Manager").

WHEREAS, Owner is the owner and developer of the multi-use project commonly known as Paseo de la Riviera located at 1340 and 1350 South Dixie Highway, Coral Gables, Florida (the "Project"); and

WHEREAS, Owner has recorded a Declaration of Covenants, Restrictions and Easements for Paseo de la Riviera to govern the Project in Book 32130, Page 2874 of the Official Real Estate Records of Miami-Dade County, Florida (the "Declaration"), pursuant to which Owner has divided the Project into various "Units" legally described by a three-dimensional survey and pursuant to which Owner is the "Declarant," the initial "Shared Facilities Unit Owner" and the initial "Shared Facilities Manager," as those terms are defined in the Declaration; and

WHEREAS, as the Shared Facilities Unit Owner and Shared Facilities Manager, Owner is charged with certain management, maintenance and other administrative duties and obligations under the Declaration with respect to the components of the Project that are identified in the Declaration as the Shared Facilities (as defined in the Declaration and collectively referred to herein as the "SF Management Duties"); and

WHEREAS, Owner desires to engage Manager to perform the SF Management Duties and to perform specific management functions with respect to the Tower A Commercial Unit and the Tower B Commercial Unit of the Project (as such Units are defined in the Declaration, and which, to the extent owned by Owner, are collectively referred to herein as the "Commercial Units") and in such capacity to perform the management duties described in this Agreement and in Exhibit A attached hereto with respect to the Commercial Units and the tenants thereof (collectively, the "Commercial Management Duties," and together with the SF Management Duties, the "Management Duties"); and

WHEREAS, Owner desires to engage Manager to perform certain of the Management Duties from and after the Commencement Date as specified herein, and Manager desires to accept such engagement, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto agree for themselves and their respective successors and assigns, as follows:

SECTION ONE
EXCLUSIVE AGENCY/TERM

1.1 Owner hereby designates and appoints Manager as Owner's designee to perform the Management Duties as of the Commencement Date, and to serve as the "Shared Facilities Manager" designee under the Declaration to perform certain of the SF Management Duties with respect to those components of the Project that constitute the Shared Facilities pursuant to the terms of the Declaration (which portions of the Project are referred to herein as the "Shared Facilities"). Owner hereby authorizes Manager to exercise such powers with respect to the Shared Facilities and the Commercial Units as may be reasonable or necessary for the performance of Manager's obligations under the terms and conditions of this Agreement. Manager accepts such appointment under the terms and conditions hereinafter set forth.

1.2 The Manager's duties and responsibilities shall commence on the Commencement Date and continue for one (1) year thereafter (the "Initial Term"), and shall continue thereafter for annual periods (each, a "Renewal Term" and, together with the Initial Term, the "Term") unless on or before thirty (30) days prior to the expiration of the Term, either party hereto shall notify the other in writing of its intention to terminate this Agreement in which case this Agreement may shall terminate as of the expiration of the Term. This Agreement may also be terminated as set forth in Section 7 below.

SECTION TWO
MANAGEMENT OF THE SHARED FACILITIES

2.1 Owner hereby appoints Manager as its lawful agent and attorney-in-fact to do the following, to the extent Manager has received from Owner and/or the Unit owners the necessary funds to do the following:

(a) To manage, operate, and maintain the Shared Facilities in accordance with the Project Standard, the Approved SF Operating Budget (as hereafter defined), and otherwise as required pursuant to the Declaration, and to hire and supervise all employees and other labor (whether as employees or contracted labor engaged by Owner, Manager or Manager's affiliates), for the accomplishment of same.

(b) To prepare annual budgets for the operation, maintenance, repair and insuring of the Shared Facilities (which annual budgets shall include the anticipated labor and overhead costs referred to in Section 4.2 hereof) and to pay all such expenses as they become due to the extent funds are made available to Manager to do so and subject to the limitations in the applicable budget and the terms of this Agreement.

(c) To levy and collect "Assessments" (as such term is defined in the Declaration) from and after the Commencement Date pursuant to the procedures of Article 15 of the Declaration from Owner as to all of the Project until a Units is sold or transferred to another party, and thereafter to the Owners of the Units in the allocations contemplated by said Article 15.

(d) To take any actions authorized by the Declaration to collect the Assessments and any other amounts owed by Owner or other Unit Owners and to enforce the terms of the Declaration with respect to Shared Facilities; and

(e) If any Unit Owners are affiliates of Owner (whether one or more, the "Affiliated Owners") and the Affiliated Owners have engaged managers of such Units (the "Other Project Managers"), to supervise the performance of the Other Project Managers under the management agreements between the Other Project Managers and the Affiliated Owners.

2.2 Manager will make available to Owner the advice, consultation, direction and supervision of its technical staff, if any, in connection with ordinary maintenance and repair of the Shared Facilities. However, if it becomes advisable or necessary to make extraordinary repairs or engage in extensive construction or rehabilitation of the Shared Facilities or any part thereof, or if Manager is called upon to perform any extraordinary services not customarily a part of the usual services performed by a building manager, it is agreed by the parties hereto that Manager shall receive an additional fee therefor in an amount to be agreed upon between the parties with respect to such extraordinary services.

2.3 Manager shall use every legitimate effort to collect delinquent Assessments, including the sending of notices and letters. Manager shall notify Owner of all instances of delinquency in the monthly financial statements. When necessary, as directed by Owner, Manager shall institute any and all legal actions or proceedings to effect collections or otherwise to enforce the rights of Owner under the Declaration, and for any of the above-mentioned purposes Manager may employ counsel as directed by and approved by Owner at Owner's expense or use Owner's designated counsel. It is understood that all monies expended to collect delinquent accounts shall be Owner's expense.

2.4 Manager shall make and deduct all disbursements as contemplated by the then current SF Operating Budget (as hereafter defined) or otherwise authorized by Owner or pursuant to this Agreement from Assessments or funds otherwise deposited by Owner in the SF Operating Agreement. In the event that at any time there be insufficient funds available in the custody of Manager from the current collections to make such authorized disbursements, Owner agrees to furnish Manager within five (5) business days with funds required to make such payments. Owner agrees to reimburse Manager promptly for any such authorized disbursement that Manager may elect to advance for the account of Owner. Nothing herein contained, however, shall be construed to obligate Manager to make any such advances.

2.5 Manager shall establish and maintain office records, books and accounts that will duly account for all transactions relating to the Shared Facilities as required by the Declaration. Owner shall at all times have access to such records, books and accounts and to all files and all other material pertaining to the Shared Facilities and this Agreement. On or before the fifteenth (15th) day of each calendar month during the Term, Manager shall deliver to Owner: a report as to the "Shared Facilities Costs" (as defined in the Declaration) and collected Assessments, a variance report describing the reason for each account line item variance that is equal to or greater than 10% of the budgeted line item, all bank statements and reconciliations,

and aged scheduled of delinquent accounts receivable, and any other statements for the Shared Facilities reasonably requested by Owner or as may be required by any lender providing financing to Owner with respect to the Project (each a "Lender"). The other Unit Owners shall have access to the financial records of Shared Facilities Manager maintained pursuant to this Agreement as and to the extent provided in the Declaration. All such books, records and other information maintained by Manager shall be deemed the property of Owner and, in the event this Agreement is terminated for any reason, Manager shall deliver the original copies thereof to Owner or its designee no later than ten (10) days following such termination. Within thirty (30) days following the expiration or earlier termination of this Agreement, unless otherwise agreed, Manager shall provide a final accounting to Owner in such form as requested by Owner, of the Shared Facilities Costs and any other costs incurred by Manager (on behalf of Owner or any other Unit owner) during the term of this Agreement. Manager agrees upon Owner's request following the termination of this Agreement to continue to provide services regarding true-ups in connection with year-end reconciliations and the like.

2.6 Manager shall, for each calendar year, prepare and submit to Owner (i) a proposed operating budget which sets forth estimated Shared Facilities Costs delineated by month on cash and accrual basis accounting (each an "SF Operating Budget"); and (ii) a proposed capital improvements budget which sets forth estimated Assessment income and expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Shared Facilities (the "SF Capital Improvements Budget", the SF Operating Budget and SF Capital Improvements Budget shall hereinafter be referred to individually as an "SF Budget" and collectively as the "SF Budgets"). Manager shall use commercially reasonable efforts to present each proposed SF Budget for the succeeding calendar year to Owner no later than November 1 of the preceding year. Manager shall allocate among the Unit Owners all Shared Facilities Costs, including operating and capital expenses, in accordance with applicable provisions of the Declaration (it being acknowledged, however, that Owner currently is the fee owner of the entirety of the Project and shall pay all Shared Facilities Costs as authorized by this Agreement before and after execution of the Declaration until a Unit is sold or transferred to another party).

If the proposed SF Budgets are acceptable to Owner, Owner shall endeavor to notify Manager within thirty (30) days after Owner's receipt of the proposed SF Budgets. If approval of an SF Operating Budget is not given on or before such date, then the Approved SF Operating Budget (as defined below) for the immediately prior calendar year shall be used as the SF Operating Budget until such time as Owner approves the proposed SF Operating Budget. The proposed SF Operating Budget when approved or deemed approved, shall then become the "Approved SF Operating Budget" for purposes of this Agreement. If approval of an SF Capital Improvements Budget is not given by Owner on or before December 31st of each year, then, until such time as the proposed SF Capital Improvements Budget is approved by Owner, Manager shall obtain Owner's prior approval, which shall be given in Owner's sole discretion, of all expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Shared Facilities. The parties have approved an initial combined SF Operating Budget and Commercial Operating Budget (as hereafter defined) for calendar year 2021, which is attached hereto as Exhibit B, and as such, Exhibit B

constitutes the collective initial Approved SF Operating Budget and Approved Commercial Operating Budget (as hereafter defined).

The Approved SF Operating Budget shall constitute an authorization for Manager to adopt regular and special Assessments in accordance with the terms and conditions of the Declaration to cover the Shared Facilities Costs reflected in the Approved SF Operating Budget and to incur reasonable or necessary charges to manage and operate the Shared Facilities. Any contemplated expenditure that will result in (i) the total budget expenditures set forth in the Approved SF Operating Budget being exceeded by two and one half percent (2.5%), or (ii) a particular budget line being exceeded by an aggregate amount of the greater of $10,000.00 and five percent (5%) of such line item shall, in each case, require the prior written approval of Owner; provided, however, that Manager shall not, except as necessary in connection with an emergency situation, exceed the amount budgeted for labor and overhead (as permitted and contemplated by Section 4.2 hereof) without the Owner's prior written approval, which may be withheld in Owner's reasonable, but sole discretion. Manager shall notify Owner in writing of the proposed variance and Owner shall approve or disapprove the requested expenditure in writing within five (5) days of receipt of Manager's notification. Should Owner fail to notify Manager within such five (5) day period, the requested variance will be deemed disapproved by Owner. Once approved by Owner, Manager shall revise the budget and adopt additional regular and special Assessments to cover such variance in accordance with the terms and conditions of the Declaration.

2.7 Manager shall open and maintain a client trust bank account with respect to the Shared Facilities at Owner's expense, in both Owner's and Manager's name at a financial institution designated by Manager or, as Owner may direct, in such form as required by a Lender (the "SF Operating Account"). At all times, the funds deposited shall be the sole and exclusive property of Owner and shall not be commingled with any other funds. Manager shall deposit into the SF Operating Account all Assessments and any other funds collected from operational activities of the Shared Facilities. All Assessments shall be deposited to the SF Operating Account, unless otherwise permitted by this Agreement or instructed by Owner. Manager shall not make any changes to the depository bank or depository arrangements without Owner's prior written consent. At Owner's direction any reserve funds with respect to the Shared Facilities shall be kept in a segregated account and any transaction affecting such funds, including the issuance of checks, shall be signed by an authorized signatory approved by Owner.

2.8 Manager shall arrange for the cleaning and maintenance of and services to Shared Facilities (to the extent required to perform the SF Management Duties) and shall enter into any necessary contracts or other obligations in connection therewith, subject to the terms hereof. Each such service contract entered into by Manager shall be consistent with the allocated amount in the line item for the applicable service set forth in the Approved SF Operating Budget. Each such service contract shall not extend for more than one year, shall include a provision for cancellation thereof upon not more than thirty (30) days' written notice and without payment of any cancellation fee (unless otherwise approved in writing by Owner), shall provide that the contract shall automatically terminate upon the expiration or earlier termination of this Agreement, and shall require that all contractors provide evidence of

sufficient insurance. All service contracts may be entered into by Manager in its own name or for the account and in the name of Owner and the funds necessary to pay for the services so obtained shall be paid from the SF Operating Account. At such times as may be required by applicable law, Manager shall prepare and provide to each property vendor providing services to the Shared Facilities a 1099 form or other forms required by such applicable law to evidence payment for services rendered.

2.9 If the Shared Facilities are separately assessed, Manager will promptly send to Owner upon receipt all notices regarding real estate taxes ("Taxes") payable with respect to the Shared Facilities or tax valuations thereof and recommend from time to time the advisability of contesting either the validity or the amount of the Taxes on the Shared Facilities or the valuation of the Shared Facilities. Upon receiving Owner's approval, Manager in conjunction with Owner's tax consultant shall protest and attempt to reduce the Taxes or adjust the valuation for the Shared Facilities through administrative appeal. All Taxes levied or assessed against the Shared Facilities shall be paid from the SF Operating Account. Finally, Manager shall oversee and administer the duties of Shared Facilities Manager under Article 14 of the Declaration in the event that any Unit is included and taxed as part of another Unit or as otherwise required by said Article.

2.10 Owner shall have the right to audit Manager's books with respect to the Shared Facilities with not less than 24 hours' notice during reasonable business hours at Owner's expense.

2.11 Owner shall provide to Manager copies of any agreements between Affiliated Owners and Other Project Managers. In supervising the Other Project Managers, Manager shall be authorized to give and receive all information, notices and other communications authorized or required under the applicable management agreements; provided, however, that Manager may only approve an annual budget or elect to terminate or extend the term of a management agreement with an Other Project Manager with the consent of the applicable Affiliated Owner.

SECTION THREE
MANAGEMENT OF THE COMMERCIAL UNITS

3.1 Owner hereby appoints Manager as its lawful agent and attorney-in-fact to do the following, to the extent Manager has received from Owner the necessary funds to do the following:

(a) To perform the Commercial Management Duties and manage, operate, and maintain the Commercial Units in accordance with the Project Standard, the Approved Commercial Operating Budget (as hereafter defined) and otherwise as required pursuant to the terms of the leases with tenants of the Commercial Units (collectively, the "Leases"), and to hire and supervise all employees and other labor (whether as employees or contracted labor engaged by Owner, Manager or Manager's affiliates), for the accomplishment of same.

(b) To prepare annual budgets for the operation, maintenance, repair and insuring of the Commercial Units (which annual budgets shall include the anticipated labor and overhead

costs referred to in Section 4.2 hereof) and to pay all such expenses as they become due to the extent funds are made available to Manager to do so and subject to the limitations in the applicable budget and the terms of this Agreement.

3.2 Manager will make available to Owner the advice, consultation, direction and supervision of its technical staff, if any, in connection with ordinary maintenance and repair of the Commercial Units. However, if it becomes advisable or necessary to make extraordinary repairs or engage in extensive construction or rehabilitation of the Commercial Units or any part thereof, or if Manager is called upon to perform any extraordinary services not customarily a part of the usual services performed by a building manager, it is agreed by the parties hereto that Manager shall receive an additional fee therefor in an amount to be agreed upon between the parties with respect to such extraordinary services.

3.3 Manager shall use every legitimate effort to collect delinquent rents and other sums due and payable under the Leases, including the sending of notices and letters. Manager shall notify Owner of all instances of delinquency in the monthly financial statements. When necessary, as directed by Owner, Manager shall institute any and all legal actions or proceedings to effect collections or otherwise to enforce the rights of Owner under the Leases, and for any of the above-mentioned purposes Manager may employ counsel as directed by and approved by Owner at Owner's expense or use Owner's designated counsel. It is understood that all monies expended to collect delinquent accounts shall be Owner's expense.

3.4 Manager shall make and deduct all disbursements as contemplated by the then current Commercial Operating Budget or otherwise authorized by Owner or pursuant to this Agreement from income collected or funds otherwise deposited by Owner in the Commercial Operating Account. In the event that at any time there be insufficient funds available in the custody of Manager from the current collections to make such authorized disbursements, Owner agrees to furnish Manager within five (5) business days with funds required to make such payments. Owner agrees to reimburse Manager promptly for any such authorized disbursement that Manager may elect to advance for the account of Owner. Nothing herein contained, however, shall be construed to obligate Manager to make any such advances.

3.5 Manager shall establish and maintain office records, books and accounts that will duly account for all transactions by Manager relating to the Commercial Units. Owner shall at all times have access to such records, books and accounts and to all files and all other material pertaining to the Commercial Units and this Agreement. On or before the fifteenth (15th) day of each calendar month during the Term, Manager shall deliver to Owner: a report as to the expenses incurred by Manager in performing the Commercial Management Duties (the "Commercial Unit Costs") and collected rents and other payments due from the tenants under the Leases (the "Tenants"), a variance report describing the reason for each account line item variance that is equal to or greater than 10% of the budgeted line item, all bank statements and reconciliations, and aged scheduled of delinquent accounts receivable, and any other statements for the Commercial Units reasonably requested by Owner or any Lender. All such books, records and other information maintained by Manager shall be deemed the property of Owner and, in the event this Agreement is terminated for any reason, Manager shall deliver the original copies thereof to Owner or its designee no later than ten (10) days following such

termination. Within thirty (30) days following the expiration or earlier termination of this Agreement, unless otherwise agreed, Manager shall provide a final accounting to Owner in such form as requested by Owner, of the Commercial Unit Costs and any other costs incurred by Manager during the term of this Agreement. Manager agrees upon Owner's request following the termination of this Agreement to continue to provide services regarding true-ups in connection with year-end reconciliations and the like.

3.6 Manager shall, for each calendar year, prepare and submit to Owner (i) a proposed operating budget which sets forth estimated Commercial Unit Costs delineated by month on cash and accrual basis accounting (each a "Commercial Operating Budget"); and (ii) a proposed capital improvements budget which sets forth estimated expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Commercial Units (the "Commercial Capital Improvements Budget", the Commercial Operating Budget and Commercial Capital Improvements Budget shall hereinafter be referred to individually as a "Commercial Budget" and collectively as the "Commercial Budgets"). Manager shall use commercially reasonable efforts to present each proposed Commercial Budget for the succeeding calendar year to Owner no later than November 1 of the preceding year.

If the proposed Commercial Budgets are acceptable to Owner, Owner shall endeavor to notify Manager within thirty (30) days after Owner's receipt of the proposed Commercial Budgets. If approval of a Commercial Operating Budget is not given on or before such date, then the Approved Commercial Operating Budget (as defined below) for the immediately prior calendar year shall be used as the Operating Budget until such time as Owner approves the proposed Commercial Operating Budget. The proposed Operating Budget when approved or deemed approved, shall then become the "Approved Commercial Operating Budget" for purposes of this Agreement. If approval of a Commercial Capital Improvements Budget is not given by Owner on or before December 31st of each year, then, until such time as the proposed Commercial Capital Improvements Budget is approved by Owner, Manager shall obtain Owner's prior approval, which shall be given in Owner's sole discretion, of all expenses in connection with the replacement, repair and maintenance of equipment or improvements of a capital nature on or about the Commercial Units.

The Approved Operating Budget shall constitute an authorization for Manager to incur reasonable or necessary charges to manage and operate the Commercial Units. Any contemplated expenditure that will result in (i) the total budget expenditures set forth in the Approved Commercial Operating Budget being exceeded by five percent (5%), or (ii) a particular budget line being exceeded by an aggregate amount of the greater of $10,000.00 and two and one half percent (2.5%) of such line item shall, in each case, require the prior written approval of Owner; provided, however, that Manager shall not, except as necessary in connection with an emergency situation, exceed the amount budgeted for labor and overhead (as permitted and contemplated by Section 4.2 hereof) without the Owner's prior written approval, which may be withheld in Owner's reasonable, but sole discretion. Manager shall notify Owner in writing of the proposed variance and Owner shall approve or disapprove the requested expenditure in writing within five (5) days of receipt of Manager's notification.

Should Owner fail to notify Manager within such five (5) day period, the requested variance will be deemed disapproved by Owner.

3.7 Manager shall open and maintain a client trust bank account with respect to the Commercial Units at Owner's expense, in both Owner's and Manager's name at a financial institution designated by Manager or, as Owner may direct, in such form as required by any Lender (the "Commercial Operating Account"). At all times, the funds deposited shall be the sole and exclusive property of Owner and shall not be commingled with any other funds. Manager shall deposit into the Commercial Operating Account all rents, operating cost and tax contributions and other payments due and payable by the tenants under the Leases and any other funds collected from operational activities of the Commercial Units. Manager shall not make any changes to the depository bank or depository arrangements without Owner's prior written consent. At Owner's direction any reserve funds with respect to the Commercial Unit shall be kept in a segregated account and any transaction affecting such funds, including the issuance of checks, shall be signed by an authorized signatory approved by Owner.

3.8 Manager shall arrange for the cleaning and maintenance or necessary services to the Commercial Units (to the extent required to comply with the obligations of Owner as the owner of the Commercial Units pursuant to the Declaration or to perform the Owner's obligations under the Leases) and shall enter into any necessary contracts or other obligations in connection therewith, subject to the terms hereof. Each such service contract entered into by Manager shall be consistent with the allocated amount in the line item for the applicable service set forth in the Approved Commercial Operating Budget. Each such service contract shall not extend for more than one year, shall include a provision for cancellation thereof upon not more than thirty (30) days' written notice and without payment of any cancellation fee (unless otherwise approved in writing by Owner), shall provide that the contract shall automatically terminate upon the expiration or earlier termination of this Agreement, and shall require that all contractors provide evidence of sufficient insurance. All service contracts may be entered into by Manager in its own name or for the account and in the name of Owner and the funds necessary to pay for the services so obtained shall be paid from the Commercial Operating Account. At such times as may be required by applicable law, Manager shall prepare and provide to each property vendor providing services to the Commercial Units a 1099 form or other forms required by such applicable law to evidence payment for services rendered.

3.9 If the Commercial Units are separately assessed, Manager will promptly send to Owner and to Owner's tax consultant upon receipt all notices regarding Taxes or tax valuations with respect to the Commercial Units and recommend from time to time the advisability of contesting either the validity or the amount of the Taxes on the Commercial Units or the valuation of the Commercial Units. Upon receiving Owner's approval, Manager in conjunction with Owner's tax consultant shall protest and attempt to reduce the Taxes or adjust the valuation for one or more of the Commercial Units through administrative appeal. All Taxes levied or assessed against the Commercial Units shall be paid from the Operating Account unless otherwise directed by Owner.

3.10 Owner shall have the right to audit Manager's books with respect to the Commercial Units with not less than 24 hours' notice during reasonable business hours at Owner's expense.

SECTION FOUR
COMPENSATION AS MANAGING AGENT

4.1 Owner agrees on a monthly basis to timely pay the Shared Facilities Costs and Commercial Unit Costs incurred or anticipated to be incurred by Manager within ten (10) days of receipt of and as detailed in the monthly reports of Shared Facilities Costs and Commercial Unit Costs delivered to Owner pursuant to Section 2.5 and Section 3.5 hereof to the extent authorized pursuant to the terms of this Agreement, subject to Owner's approval thereof within said 10-day period, which approval shall not be unreasonably withheld, conditioned or delayed if consistent with the terms hereof, including but not limited to Section 4.2 hereof.

4.2 The parties acknowledge that Owner shall not be obligated to pay a separate management fee to Manager, but that the Shared Facilities Costs and Commercial Unit Costs will include labor costs, burden on labor and reasonable overhead costs of Manager.

4.3 Additionally, upon substantial completion of the initial construction of the Project and during the Term, Owner shall make available, at no cost to Manager, for Manager's use an on-site property management office at a location within the Project approved by Owner and of reasonable size and suitability and equipped for Manager to perform its obligations under this Agreement. The costs of furnishing, equipping and furnishing utilities to the property management office, as well as the costs of radios for internal communications, software programs and related hardware to perform the Management Duties, shall be Shared Facilities Expenses.

SECTION FIVE
LEGAL REQUIREMENTS

Manager shall take such action as may be necessary to comply with any and all orders or requirements affecting the Shared Facilities and the Commercial Units for which Owner is responsible by any federal, state, county or municipal authority having jurisdiction there over. Manager, however, shall not take any such action as long as Owner is contesting, or has affirmed its intention to contest and promptly institutes proceedings contesting, any such order or requirement except that, where failure to comply promptly with any such order or requirement might expose Manager to criminal liability, Manager may take such action. On obtaining knowledge thereof, Manager shall promptly notify Owner in writing of any violation, order, rule or determination of any federal, state or municipal authority affecting the Shared Facilities and the Commercial Units, providing with such notification, copies of any official documents concerned. Except as otherwise provided in this Agreement or where the law imposes a legal duty or penalty on Manager, or on Manager and Owner, as distinguished from Owner alone, Manager shall not make repairs or additions or alterations or comply with orders of any public authority without the consent of Owner.

SECTION SIX
INSURANCE/INDEMNIFICATION

6.1 Manager (or its parent company, Nolan Reynolds International, LLC) shall obtain and keep in force during the terms of this Agreement insurance policies that satisfy the following specifications:

- Property insurance on any of Manager's business personal property for 100% replacement cost on a broad form basis.
- General Liability insurance, written by a carrier with an A.M. Best Rating of no less than A VII, with a limit of liability of at least $1,000,000 per occurrence and $5,000,000 aggregate. The $5,000,000 limit may be comprised of a combination of primary general liability and Umbrella coverage.
- Automobile insurance with a limit of liability of $5,000,000. The $5,000,000 may be comprised of combination of primary and umbrella.
- Workers Compensation Insurance with employer's liability limit of no less than $500,000 each accident, $500,000 disease each employee, and $500,000 disease- policy limit. Umbrella insurance should also extend over the employer's liability section of the workers compensation insurance coverage.
- Fidelity / Employee Theft Insurance with a limit of at least $200,000.
- Manager shall provide Owner with a certificate of insurance showing the above limits and adding Owner as Additional Insured.

6.2 Manager shall also be responsible to obtain and keep in force during the Term, as a Shared Facilities Cost, all liability and casualty insurance coverage for the Shared Facilities required under the Declaration. Manager shall be designated as a party insured with Owner under such policy of liability insurance to the extent provided in the Declaration.

6.3 Owner shall indemnify and defend Manager, Manager's Member and Manager's representatives, and their respective affiliates, partners, directors, officers, shareholders, agents, and employees and hold it harmless against any and all loss, cost, claim, expense or damage whatsoever, suffered or incurred by Manager arising from or in connection with Manager's performance of its duties under this Agreement unless such loss, cost, claim, expense or damage results in whole or in part from (a) any acts of negligence, willful misconduct, or fraud of Manager, its officers, partners, directors, agents, or employees, or (b) breach of this Agreement or applicable law by Manager, or (c) acts of Manager, its officers, partners, directors, agents, or employees taken outside of the scope of this Agreement and Manager's engagement. The indemnification provisions shall survive expiration or termination of this Agreement.

6.4 Manager shall indemnify, defend and hold Owner, Owner's representatives, and their affiliates, partners, directors, officers, shareholders, agents, and employees harmless from and against all claims, damages and costs arising out of or in connection with (a) any acts of negligence, willful misconduct, or fraud of Manager, its officers, partners, directors, agents, or employees, or (b) breach of this Agreement or applicable law by Manager, or (c) acts of Manager, its officers, partners, directors, agents, or employees taken outside of the scope of this

Agreement and Manager's engagement. The indemnity herein contained shall survive the expiration or earlier termination of this Agreement, but shall not apply to any claim with respect to which and to the extent Manager is covered by insurance, provided that the foregoing exclusion does not invalidate Manager's insurance coverage.

SECTION SEVEN
TERMINATION OF AGREEMENT

7.1 This Agreement shall be terminated and, except as to the liability for claims or liabilities that shall have accrued or arisen prior to such termination, all obligations hereunder shall cease on the happening of any of the following events:

(a) Bankruptcy or Insolvency. In the event a petition in bankruptcy is filed by or against either Owner or Manager, or in the event that either shall make any assignment for the benefit of creditors or take advantage of any insolvency act, either party hereto may forthwith terminate this Agreement on fifteen (15) days' notice in writing to the other party.

(b) Condemnation. On the taking of the entire or a substantial portion (more than 50% percent of the total square footage of the Shared Facilities) of the Shared Facilities through lawful condemnation proceedings by any governmental body, either party may terminate this Agreement by service of thirty (30) days' written notice by certified mail to the other party.

(c) Suit or Action. If any suit or action is instituted by either party hereto in connection with any controversy arising out of this Agreement, Owner or Manager shall have right to terminate this Agreement on fifteen (15) days' notice to the other party. The prevailing party in such action shall be entitled to recover, in addition to costs of suit, such sum as the court may adjudge reasonable as attorney fees in such suit or action and on any appeal from any judgment or decree entered thereon.

(d) Breach of Obligation. If Manager shall fail to deal properly with or account for funds delivered to it under this Agreement or by Unit owners, Owner may terminate this Agreement on thirty (30) days' written notice to Manager.

(e) Sale of Shared Facilities. If Owner sells its entire interest in the Shared Facilities, to a bona fide purchaser which is not an entity of which Owner (or its shareholders, partners, members or officers/directors) is a parent, affiliate, partner, member, shareholder, or the like, then this Agreement shall terminate on the date such sale becomes final and ownership is transferred from Owner to a third party.

(f) By either party without cause with thirty (30) days' written notice from the canceling party to the other.

7.2 On termination of this Agreement for any reason, Manager shall deliver the following items to Owner:

(a) A final accounting, reflecting the income and expenses of the Shared Facilities and Commercial Units as of the effective date of termination, which accounting shall be delivered to Owner within sixty (60) days after such effective date of termination of this Agreement, provided that Owner shall pay Manager all sums of money due to Manager from Owner as of the termination date, and within ten (10) days of receipt of Manager's final accounting.

(b) Any balance of monies of Owner held by Manager with respect to the Shared Facilities and Commercial Units, which monies shall be delivered to Owner immediately on such termination, subject only to sums owed to Manager.

(c) All records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents that pertain to the Shared Facilities and Commercial Units, which papers and documents shall be delivered immediately upon such termination.

SECTION EIGHT
ASSIGNMENT

Neither party shall assign this Agreement without the prior written consent of the other party.

SECTION NINE
NOTICES

All notices referred to in this Agreement shall be deemed to be sufficiently given if in writing and (i) personally delivered; (ii) delivered by overnight courier; (iii) delivered by electronic transmission (provided to be effective such notice must also be given by another method set forth herein); or (iv) sent by registered or certified mail, return receipt requested by United States registered mail to Owner or Manager, as the case may be, at their respective addresses set forth above or at such other address or addresses as either party shall hereafter designate by written notice to the other party. Notices may also be provided by email to the following addresses: Owner: breynolds@nrinternational.com, LStehouwer@54Madison.com and tchristopoul@54madison.com; Manager - malkassar@nrinternational.com.

SECTION TEN
COMPLETE AGREEMENT; MODIFICATION

This Agreement supersedes all prior agreements, written or oral, pertaining to the subject matter hereof and contains the entire understanding of the parties. This Agreement may not be changed or modified orally, but only by written instrument signed by duly authorized officers of the parties hereto.

SECTION ELEVEN
PARTIES BOUND

This Agreement shall be binding on the parties hereto, their successors and assigns.

SECTION TWELVE
DEFINITION OF "MANAGER"

The term "Manager" as used in this Agreement shall not include any corporate subsidiaries or affiliates of Manager who perform services in, on or about the Shared Facilities and/or Commercial Units arising out of or in connection with this Agreement. Any such subsidiaries or affiliates of Manager who perform services in, on or about the Shared Facilities and/or Commercial Units shall be considered subcontractors of Manager.

SECTION THIRTEEN
SECTION CAPTIONS

Section captions are for the convenience of the parties and shall not affect the interpretation of this Agreement.

SECTION FOURTEEN
CHOICE OF LAW

This Agreement has been made and entered into in the State of Florida, and the laws of such state shall govern the validity and interpretation of this Agreement and the performance due hereunder.

SECTION FIFTEEN
EFFECT OF PARTIAL INVALIDITY

Should any section or any part of any section of this Agreement be rendered void, invalid or unenforceable for any reason by any court of law exercising competent jurisdiction, such a determination shall not render void, invalid or unenforceable any other section or any part of any section in this Agreement.

SECTION SIXTEEN
SUPERSEDES PRIOR AGREEMENT

This Agreement entirely supersedes and replaces that certain Shared Facilities Management Agreement bearing an Execution Date of May 28, 2020 and a Commencement Date of February 1, 2020 by and between Owner and NPI Management, Inc.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

MANAGER:

NR OPERATIONS, LLC

By Nolan Reynolds International, LLC, its Sole Member

By: ______________________________
Name: Mohamed Ali Alkassar
Its Chief Operating Officer

OWNER:

1350 S DIXIE LLC, a Delaware limited liability company

By: ______________________________
Name: Brent M. Reynolds
Its: Authorized Representative

APPROVED BY:

54M 1350 S DIXIE HWY LLC, a Delaware limited liability company
Its Member

By: ______________________________
Print Name: Henry R. Silverman
Its: Authorized Representative

JOINDER BY NPI MANAGEMENT, INC. AS TO SECTION SIXTEEN HEREOF

NPI MANAGEMENT, INC.

By: ______________________________
Name: Brent M. Reynolds
Its: Authorized Representative

EXHIBIT A

COMMERCIAL MANAGEMENT DUTIES

(1) At the direction of and on behalf of Owner, negotiate leases for the Commercial Units for Owner's approval;

(2) promptly investigate and make written reports to the appropriate insurance company of all damages, accidents, or claims relating to the Commercial Units;

(3) coordinate the plans of tenants for moving into and out of the Commercial Units or in a manner designed to minimize damage and disruption to the Commercial Units and the other Units of the Project so that there shall be a minimum of inconvenience to other occupants of the Commercial Units and the Project (subject to the terms of the applicable moving tenants' leases);

(4) maintain businesslike relations with tenants whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each;

(5) if requested by Owner, collect rents and other amounts due from tenants under the Leases (including administrative charges for late payments, returned or non-negotiable checks and the like), to the extent such charges are permitted by the terms of the applicable leases; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner; subject to the approval of Owner, exercise other remedies available to Owner with respect to any tenant defaults pursuant to the terms of the applicable Leases;

(6) use diligent efforts to secure and, with Owner's prior written approval legally enforce, full compliance by tenants of the Commercial Units with the terms and provisions of their Leases;

(7) At Owner's expense and in consultation with Owner, secure brokers and sales agent to market the Commercial Units when available for lease;

(8) take such action as may be necessary to comply with all applicable laws affecting the Commercial Units; Manager shall promptly, and in no event later than three (3) business days from the time of receipt thereof provide Owner copies of all written orders and notify Owner in writing of all oral orders, notices or requirements sent or given to Manager by a governmental body or boards of fire underwriters with respect to the Commercial Units; and

(9) supervise all maintenance, construction, work and repairs that is the responsibility of Owner under the terms of the leases or other occupancy agreements with respect to the Commercial Units.

EXHIBIT B

2021 SHARED FACILITIES AND COMMERCIAL UNITS OPERATING BUDGET

Paseo de la Riviera
Operating Budget

	Project Totals		Hotel	Hotel %	Residential	Res. %	Retail	Ret. %	Parking	Ret. %
Shared Facilities										
Engineering Department	450,000	100%	261,000	58%	144,000	32%	45,000	10%		0%
Security (2 guards at night)	100,000	100%	45,000	45%	45,000	45%	10,000	10%		0%
Landscaping	75,600	100%	34,020	45%	34,020	45%	7,560	10%		0%
Waste Management	75,000	100%	33,750	45%	33,750	45%	7,500	10%		0%
Fire Monitoring	12,000	100%	5,400	45%	5,400	45%	1,200	10%		0%
Pool & Fountain Maint.	25,800	100%	11,610	45%	11,610	45%	2,580	10%		0%
Elevator	56,231	100%	25,304	45%	25,304	45%	5,623	10%		0%
Art Cleaning	8,000	100%	3,600	45%	3,600	45%	800	10%		0%
Pressure Washing	20,000	100%	9,000	45%	9,000	45%	2,000	10%		0%
Pest Control	23,730	100%	10,679	45%	10,679	45%	2,373	10%		0%
Window Cleaning	24,400	100%	12,200	50%	12,200	50%	0	0%		0%
Parking Maintenance	40,000	100%	13,332	33%	13,332	33%	13,332	33%		0%
BUILDING INSURANCE	517,696	100%	192,452	37%	203,569	39%	28,387	5%	93,289	18%
Contingency	50,000	100%	22,500	45%	22,500	45%	5,000	10%		0%
	1,478,457		679,846		573,964		131,355		93,289	